UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2007

StockerYale, Inc

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	000-27372	04-2114473
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

32 Hampshire Road Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

(603) 893-8778

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 1, 2007, the Board of Directors of StockerYale, Inc. (the “Company”), following a recommendation of the Governance, Nominating and Compensation Committee of the Board (the “GNC”), increased the Board size to eight members and elected Robert J. Drummond to the Board of Directors. There are no arrangements or understandings between Mr. Drummond and any other persons pursuant to which Mr. Drummond was selected as a director, and there have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Drummond has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-B.

In accordance with the Company’s Policy Regarding Compensation of Independent Directors, on February 8, 2007, the Company will grant to Mr. Drummond an aggregate number of shares of common stock of the Company having an aggregate market value of $9,123, based upon the closing price per share of the common stock as reported on the Nasdaq Global Market on the date of grant. The shares of common stock shall be restricted, and the restrictions lapse as to 25% of the shares per annum on each of the first, second, third and fourth anniversaries of the date of grant. Restrictions lapse as to 100% of the shares upon the Company achieving positive cash flow from operations for two consecutive fiscal years.

A press release dated February 7, 2007 announcing Mr. Drummond’s election to the Board of Directors is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release of the Registrant, dated February 7, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

StockerYale, Inc.
Date: February 7, 2007
	By:	/s/ Marianne Molleur
Marianne Molleur
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of the Registrant, dated February 7, 2007.